UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Comfort Systems USA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMFORT SYSTEMS USA, INC.

777 Post Oak Boulevard, Suite 500

Houston, Texas 77056

April 15, 2009

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders of Comfort Systems USA, Inc., which will be held on Friday, May 15, 2009 at the Marriott Houston West Loop, 1750 West Loop South, Houston, TX 77027 at 10:00 a.m.

Information about the meeting is presented on the following pages. At this meeting you are being asked to elect directors to serve until the next annual meeting and to ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for 2009.

Please read the proxy statement, which presents important information about the Company and each of the items being presented for stockholder vote. Whether or not you intend to be present in person, when you have finished reading the statement, please vote promptly by telephone or internet, which saves the Company money, or by marking, signing, and returning your proxy card in the enclosed envelope so that your shares will be represented.

We hope that many of you will be able to attend the meeting in person. I look forward to seeing you there.

Sincerely yours,

WILLIAM F. MURDY Chairman of the Board and Chief Executive Officer

COMFORT SYSTEMS USA, INC.

777 Post Oak Boulevard, Suite 500

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2009

Notice is hereby given that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Comfort Systems USA, Inc., a Delaware corporation (the “Company”), will be held at the Marriott Houston West Loop, 1750 West Loop South, Houston, TX 77027 at 10:00 a.m., on Friday, May 15, 2009 for the following purposes:

1.                                       To elect eight (8) directors to serve until the 2010 Annual Meeting of Stockholders;

2.                                       To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for 2009; and

3.                                       To transact any other business that may properly come before the Annual Meeting.

We are not aware of any other business to come before the Annual Meeting. Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 31, 2009 are entitled to notice of and to vote at the Annual Meeting. In the event there are not enough votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By Order of the Board of Directors,

TRENT T. MCKENNA Corporate Secretary

Houston, Texas

April 15, 2009

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE EITHER FOLLOW THE DIRECTIONS FOR PHONE OR INTERNET VOTING ON YOUR PROXY CARD OR SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

COMFORT SYSTEMS USA, INC.

Annual Meeting of Stockholders

May 15, 2009

PROXY STATEMENT

GENERAL MEETING INFORMATION

Why am I receiving this proxy statement?

The enclosed proxy is solicited by the Board of Directors of Comfort Systems USA, Inc. (the “Company”) for the 2009 Annual Meeting of Stockholders (the “Annual Meeting”), to be voted at the Annual Meeting. This proxy statement and the enclosed proxy are first being provided to stockholders on or about April 15, 2009.

When and where is the 2009 Annual Meeting of Stockholders?

The Annual Meeting will be held at the Marriott Houston West Loop, 1750 West Loop South, Houston, TX 77027 at 10:00 a.m. on Friday, May 15, 2009, and at any reconvened meetings after any adjournments thereof.

Who can vote?

The holders of record of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”) at the close of business on March 31, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

How do I vote?

If you are a registered stockholder, you may vote in person at the Annual Meeting or by proxy. You may vote by proxy by providing your voting instructions by internet or telephone or by signing, dating and returning a proxy card. The instructions for each method of voting are on the proxy card.

If you are a registered stockholder and wish to vote in person at the meeting, be sure to bring a form of personal picture identification with you. If your stock is held by a broker, bank or other nominee (in “street name”) and you wish to vote in person at the meeting, in addition to picture identification, you should bring both (i) an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and (ii) obtain from the record holder and bring with you a proxy from the record holder issued in your name.

What are the voting rights of holders of Common Stock?

Each share of Common Stock is entitled to one vote on each matter before the Annual Meeting.

What are my voting choices and what is the required vote?

By giving us your proxy, you authorize the persons named on the proxy card to vote your shares at the Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1:                Election of Directors

In the vote on the election of director nominees to serve until the 2010 Annual Meeting, stockholders may:

(a)                                  vote for all nominees;

(b)                                 withhold authority from the proxy holders to vote for all nominees; or

(c)                                  vote for all nominees except those specified.

The Board recommends a vote FOR all nominees. If a quorum is present, the eight nominees for election as directors receiving the greatest number of votes properly cast at the Annual Meeting or at any adjournments or postponements thereof will be elected. As a result, a vote to withhold authority will have no effect on the outcome.

Proposal 2:                Ratification of Auditors

In the vote on whether to ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2009, stockholders may:

(a)                                  vote for ratification;

(b)                                 vote against the ratification; or

(c)                                  abstain from voting on the ratification.

The Board recommends a vote FOR ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify the appointment of the independent auditors. Abstaining from voting on this matter will have the effect of a vote against ratification of the appointment of the independent auditors.

What constitutes a quorum?

A quorum is the minimum number of shares required to hold a meeting. Consistent with Delaware law and the Company’s Bylaws, a majority of the shares entitled to cast votes on a particular matter, present in person or represented by proxy, constitutes a quorum as to that matter. As of the Record Date, 38,718,499 shares of Common Stock representing the same number of votes, were outstanding. Therefore, the presence of holders of Common Stock representing at least 19,359,250 votes will be required to establish a quorum.

What is a broker non-vote?

If you do not hold your shares directly in your own name, but instead hold them in the name of a bank, broker or other holder of record, and you do not give instructions to the record holder how you want your shares voted, and if the record holder either exercises its discretionary authority under the rules of the New York Stock Exchange (“NYSE”) to vote on less than all of the proposals or has no discretion under these rules to vote on a given proposal a “broker non-vote” occurs. Therefore, if you do not give your record holder specific voting instructions, your shares may not be voted on such proposals and will not be counted in determining the number of shares necessary for approval of these matters. Shares represented by “broker non-votes” will, however, be counted in determining if a quorum is present.

What does discretionary authority mean?

If you are a registered stockholder and sign and return your proxy card without making any specific selections, the persons named on the proxy will vote your shares FOR the nominees listed in Proposal 1 and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s auditors for 2009 in Proposal 2.

Can I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a registered stockholder at any time before it is voted by (i) returning to the Company another properly signed proxy bearing a later date, (ii) delivering a written revocation to the Secretary of the Company or (iii) attending the Annual Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. If your stock is held in street name, you must follow the instructions of the broker, bank or nominee as to how to change your vote.

Who pays to prepare, mail and solicit the proxies?

The Company will pay the expense of soliciting proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees as well as brokerage houses and other stockholders to solicit proxies personally and by mail and telephone. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals. Officers and employees of the Company will receive no compensation in addition to their regular salaries to solicit proxies.

Who tabulates the votes?

Votes cast by proxy or in person at the Annual Meeting will be counted by two people appointed by the Company to act as election inspectors for the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We do not know of any matters that may be properly presented for action at the Annual Meeting other than Proposals 1 and 2. If other business does properly come before the Annual Meeting, the persons named in the proxy intend to act on those matters as they deem advisable. With respect to shares held in street name, the nominee may vote on those matters, subject to the NYSE’s rules on the exercise of discretionary authority.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

How can I find the Company’s governance documents, such as its corporate Governance Standards; director Independence Guidelines; Corporate Compliance Policy; and Board committee charters?

All these documents can be found in the “Governance” section of our website—http://www.comfortsystemsusa.com. Please note that documents and information on our website are not incorporated into this proxy statement by reference. These documents are also available in print by writing to the Office of the General Counsel, 777 Post Oak Boulevard, Suite 500, Houston, TX 77056.

How can I receive a copy of the Annual Report?

The Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the Company’s year ended December 31, 2008, accompanies this proxy statement and may also be accessed through our website—http://www.comfortsystemsusa.com.

Where can I find the voting results of the Annual Meeting?

We plan to announce the preliminary voting results at the Annual Meeting and to publish the final results in our quarterly report on Form 10-Q for the second quarter of 2009, which we file with the United States Securities and Exchange Commission (the “SEC”) and make available on our website—http://www.comfortsystemsusa.com.

When and where will a list of stockholders be available?

A list of stockholders of record will be available for examination at the Company’s headquarters during ordinary business hours for the ten days prior to the Annual Meeting.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Board of Directors

Eight directors will be elected at the Annual Meeting to serve for a one-year term expiring at the Annual Meeting of Stockholders expected to be held in May of 2010.

Information with Respect to Nominees for Director

The nominees for election at the Annual Meeting are William F. Murdy, Darcy G. Anderson, Herman E. Bulls, Alfred J. Giardinelli, Jr., Alan P. Krusi, Franklin Myers, James H. Schultz, and Robert D. Wagner, Jr. (collectively the “Nominees”).

If elected, each Nominee has agreed to serve for a term of one year expiring at the 2010 Annual Meeting of Stockholders. It is expected that all of the Nominees will be able to serve, but if any Nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

Nominees

Set forth below are the names, ages as of March 31, 2009, and principal occupations for at least the past five years of each of the Nominees and the names of any other public companies of which each is currently serving as a director:

WILLIAM F. MURDY, 67

Director, Chairman of the Board and Chief Executive Officer

William F. Murdy, has served as our Chairman of the Board and Chief Executive Officer since June 2000. Prior to this he was President and Chief Executive Officer of Club Quarters, a privately owned chain of membership hotels. From January 1998 through July 1999, Mr. Murdy served as President, Chief Executive Officer and Chairman of the Board of LandCare USA, a publicly traded commercial landscape and tree services company. LandCare USA was acquired in July 1999 by another publicly traded company specializing in services to commercial facilities and homeowners. From 1989 through December 1997, Mr. Murdy was President and Chief Executive Officer of General Investment and Development Company, a privately held real estate operating company. From 1981 to 1989, Mr. Murdy served as the Managing General Partner of the Morgan Stanley Venture Capital Fund. From 1974 to 1981, Mr. Murdy served as the Senior Vice President, among other positions, of Pacific Resources, Inc., a publicly traded company involved primarily in petroleum refining and marketing. Mr. Murdy also serves on the Board of Directors of UIL Holdings Corporation and Kaiser Aluminum Corporation. Mr. Murdy is a graduate of the United States Military Academy at West Point and of the Harvard Business School.

DARCY G. ANDERSON, 52

Director

Darcy G. Anderson has served as a Director of the Company since March 2008. Mr. Anderson has served as Chief People Officer and Vice President for Perot Systems Corporation, an information technology services and consulting firm, since November 2000. Prior to joining Perot Systems, Mr. Anderson held various positions at Hillwood Development Corporation beginning in 1987, including Senior Vice President for Corporate Affairs and Chief Operating Officer. Mr. Anderson also served as president of Hillwood Urban, overseeing all of the operations and development for the company’s Victory project and the new American Airlines Center in downtown Dallas. He also served in various leadership roles for the Perot ‘92 Presidential Campaign. Mr. Anderson joined Electronic Data Systems (EDS) in 1983 working in recruiting management. Prior to his employment with EDS, Mr. Anderson completed five years of active duty in the United States Army Corp of Engineers. He is a member of the Board of Managers for the Texas Heart Hospital Baylor Plano and a Director for the West Point Association of Graduates. Mr. Anderson is a graduate of the United States Military Academy at West Point.

HERMAN E. BULLS, 53

Director

Herman E. Bulls has served as a Director of the Company since February 2001. Since September 2001, Mr. Bulls has served as Chief Executive Officer and President of Bulls Advisory Group, a real estate consulting and advisory firm, and serves as Chairman – Public Institutions of Jones Lang LaSalle, an international full-service real estate firm. Mr. Bulls is also President and CEO of Bulls Capital Partners, a joint venture between Bulls Multifamily, LLC and Goldman Sachs, which provides multifamily finance under the Fannie Mae Delegated Underwriting and Servicing (DUS®) program. From September 2000 until August 2001, Mr. Bulls served as Executive Vice President and Chief Operating Officer of one of the nation’s largest Fannie Mae multi-family lenders. From March 1998 to September 2000, Mr. Bulls was a Managing Director for Jones Lang LaSalle, an international full service real estate firm. From 1989 until 1998, he held several positions with the predecessor organization, LaSalle Partners. Prior to his employment with Jones Lang LaSalle, he served over eleven years of active duty service with the United States Army. Mr. Bulls is a retired Colonel in the Army reserve. Mr. Bulls is a graduate of the United States Military Academy at West Point and of the Harvard Business School.

ALFRED J. GIARDINELLI, JR., 61

Director

Alfred J. Giardinelli, Jr., one of the original founders of the Company, has served as a Director of the Company since June 1997. Since 1982, Mr. Giardinelli has been the President of Eastern Heating & Cooling, Inc., a New York corporation that is a wholly owned subsidiary of the Company. Mr. Giardinelli is a graduate of Florida State University.

ALAN P. KRUSI, 54

Director

Alan P. Krusi has served as a Director of the Company since March 2008. Since 2003 Mr. Krusi has served as President of Earth Tech, Inc., an engineering, consulting and construction services firm owned by Tyco International. Mr. Krusi is also Executive Vice President of AECOM Technology Corporation. From 2002 to 2003, Mr. Krusi served as CEO of RealEnergy, Inc., a company providing on-site cogeneration to commercial and industrial customers. From 1999 to 2002, Mr. Krusi served as President of the Construction Services division of URS Corporation, where he oversaw an international construction services business specializing in construction management and program management of large public infrastructure projects. Prior to his employment with URS, and over a period of 22 years, Mr. Krusi held a number of technical and management positions within the engineering and construction industries. Mr. Krusi is a graduate of the University of California at Santa Barbara and is a Registered Geologist, Certified Engineering Geologist and Licensed General Contractor in the State of California.

FRANKLIN MYERS, 56

Director

Franklin Myers has served as a Director of the Company since May 2005. Since April 2008 Mr. Myers has served as Senior Advisor for financial and merger and acquisition matters for Cameron International Corporation, a global provider to the oil & gas and process industries. Mr. Myers served as the Senior Vice President of Finance and Chief Financial Officer of Cameron International Corporation from 2003 to 2008. From 1995 to 2003, Mr. Myers served at various times as Senior Vice President and President of a division within Cooper Cameron Corporation as well as General Counsel and Secretary. Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and an attorney and partner at the law firm of Fulbright & Jaworski. Mr. Myers currently serves on the Board of Directors of Input/Output, Inc. and Ion Geophysical Corporation. Mr. Myers holds a Bachelor of Science, Industrial Engineering, from Mississippi State University and a J.D. degree, with honors, from the University of Mississippi.

JAMES H. SCHULTZ, 60

Director

James H. Schultz served as a Director of the Company since November 2002. He retired from the American Standard Companies in 2001, where he had worked for 31 years. Mr. Schultz served as President of the Trane Commercial Air Conditioning Group, a division of the American Standard Companies, from 1998 to 2001. Prior to that time he served in various other capacities, including Executive Vice President. Mr. Schultz served on the Board of Directors for Goodman Global, Inc. from 2006 to 2008. Mr. Schultz has been Chair and a Board member of the Air Conditioning and Refrigeration Institute, and serves on The Engineering College Industry Advisory Board. Mr. Schultz is also a Board Member of Twin City Fan and currently serves on the Iowa State University Engineering College and Industry Advisory Board. Mr. Schultz is a graduate of Iowa State University.

ROBERT D. WAGNER, JR., 67

Director

Robert D. Wagner, Jr. has served as a Director of the Company since April 2001. He is currently a Principal and Advisory Director of Rivington Capital Advisors LLC, which provides advisory services and private equity and debt placement for independent oil and gas producers. Mr. Wagner previously served as a Managing Director of Bankers Trust/BT Alex Brown in their Energy Corporate Finance Group. He also was Executive Vice President of First City National Bank of Houston’s energy division, and later, the special loans division. Mr. Wagner is a graduate of Holy Cross College and the Graduate School of Business at New York University.

The Board of Directors recommends that stockholders vote FOR the Directors listed above in Proposal Number 1.

Meetings of the Board of Directors and Committees

During the year ended December 31, 2008, the Board of Directors of the Company held five regular meetings and five special meetings. At each regularly scheduled meeting of the Board, the non-management directors, each of whom is independent, met separately from management in executive session under the direction of Mr. Myers, the Chair of the Audit Committee and Lead Director. All members of the Board of Directors are encouraged to attend the Annual Meeting; all members of the Board of Directors attended last year’s meeting. The Board of Directors has determined that the Chair of the Audit Committee will preside at all executive sessions. Additional information regarding the determination of director independence is set forth below under “Corporate Governance—Independence.” Each director attended at least 75% of the meetings of the Board and the Board committees of which he was a member that took place during his term of office.

The Board of Directors has several committees. Each of these committees and their members are described below. The Board has adopted a written charter for each of these committees which, together with the Board’s Governance Standards and Independence Guidelines, are available on the Company’s website at: http://www.comfortsystemsusa.com, or by writing to Comfort Systems USA, Inc., Office of the General Counsel, 777 Post Oak Blvd., Suite 500, Houston, TX 77056.

Audit Committee.  The Audit Committee, which held eight regular meetings during 2008, reviews with management and the independent auditors the Company’s annual financial statements, the scope of the audit, any comments made by the independent auditors and such other matters as the committee deems appropriate. In addition, the Audit Committee reviews the performance and retention of the Company’s independent auditors and reviews with management those matters relating to compliance with corporate policies, as the committee deems appropriate. The Audit Committee reviews and reassesses the adequacy of its charter every year and has done so for 2009.

The members of the Audit Committee are Messrs. Myers, Krusi, Schultz and Wagner, none of whom is an executive officer or employee of the Company, nor has any been at any time while serving on the committee. The Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE’s listing standards, the Board’s Independence Guidelines (discussed below at “Corporate Governance—Independence”) and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Audit Committee is financially literate, and based on accounting or related financial management expertise, that each of Messrs. Myers, Krusi, Schultz, and Wagner are “audit committee financial experts.”

Compensation Committee.  The Compensation Committee, which held three regular meetings and two special meetings during 2008, establishes and administers the Company’s executive compensation program and reviews and advises the Board of Directors with respect to major organizational changes, leadership development and leadership succession, excepting succession of the Chief Executive Officer, which is overseen by the Governance and Nominating Committee. The Compensation Committee establishes and regularly reviews the compensation levels of executive officers and other key managers, and reviews incentive awards. The members of the committee are Messrs. Anderson, Bulls, Krusi, and Myers, none of whom is an executive officer or employee of the Company, nor has any been such at any time while serving on the Compensation Committee. The committee has the authority to hire a professional consultant to review and analyze the Company’s compensation programs. Since 2007, the committee has retained Towers, Perrin, Forster & Crosby, Inc. to analyze the Company’s compensation programs; further, as discussed below in the section titled “Compensation Discussion and Analysis” the Compensation Committee also consults with executive management in developing compensation plans for the Company. The Board of Directors has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines and the rules and regulations under the Exchange Act.

Governance and Nominating Committee.  The Governance and Nominating Committee, which held one regular meeting during 2008, evaluates the structure and membership of the Board of Directors, evaluates candidates for nomination to the Board of Directors as appropriate with an emphasis on diversity of viewpoint and professional experience, reviews the compensation structure for the non-employee directors and the frequency and content of meetings, establishes and reviews the Company’s succession plan for its Chief Executive Officer, and makes recommendations to the Board of Directors on all such matters. Directors are nominated or elected by the Board, and stockholders may nominate directors as described further in “Corporate Governance—Director Nomination by Stockholders.” The committee identifies Board candidates through a variety of formal and informal channels. The committee has the authority to hire a professional search firm to help identify candidates with specific qualifications, although it has no current engagement with any such firm. The members of the committee are Messrs. Wagner, Anderson, Bulls, and Schultz, each of whom the Board has determined to meet the independence requirements of the NYSE listing standards, the Board’s Independence Guidelines and the rules and regulations under the Exchange Act.

Finance Committee.  The Finance Committee, which held no meeting in 2008, is authorized by the Board of Directors to consult with management and advise the Board on all matters pertaining to the Company’s capital structure and certain acquisitions. The members of the committee are Messrs. Murdy, Giardinelli, Krusi, Myers and Wagner. Mr. Nichter and Ms. Teitel serve as advisory members of the Finance Committee.

Corporate Governance

The Board of Directors believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board believes promote this purpose, are sound and represent best practices. The Board continually reviews these governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the NYSE and SEC regulations, and best practices suggested by recognized governance authorities. The corporate Governance Standards are posted under the “Governance” tab of the Company’s website at http://www.comfortsystemsusa.com and are also available upon request to the Office of the General Counsel, 777 Post Oak Boulevard, Suite 500, Houston, TX 77056.

Code of Ethics

In 1997, the year the Company was formed, it adopted the Compliance Policy. That policy, with subsequent amendments, continues and applies to the Company’s directors, officers and employees who are subject to disciplinary action, including termination, for violations of the policy. The policy forms the basis of the Company’s ethics and compliance program and covers a wide range of areas. Many Company policies are summarized in the Compliance Policy including conflict of interest, insider trading, confidentiality, and compliance with all laws and regulations applicable to the conduct of the Company’s business. Any amendments to the Compliance Policy or the grant of a waiver from a provision of the policy requiring disclosure under applicable SEC rules will be disclosed to the public. The Compliance Policy is posted under the “Governance” tab of the Company’s website at http://www.comfortsystemsusa.com and is also available upon request to the Office of the General Counsel, 777 Post Oak Boulevard, Suite 500, Houston, TX 77056.

Independence

The Board of Directors has adopted Independence Guidelines to assist it in making independence determinations relating to members of the Board. The criteria are consistent with the NYSE listing standards regarding director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship, directly or indirectly with the Company. The Independence Guidelines are published on our website at http://www.comfortsystemsusa.com, and a paper copy may be obtained by writing to Comfort Systems USA, Inc., Office of the General Counsel, 777 Post Oak Boulevard, Suite 500, Houston, TX 77056.

The Company’s Board of Directors has considered the independence of its members in light of the Independence Guidelines and the rules and regulations under the Exchange Act, including each director’s affiliations and relationships, and has determined that Messrs. Anderson, Bulls, Krusi, Myers, Schultz, and Wagner, who together constitute a majority of the Board, qualify as independent directors of the Company.

Operators as Advisory Directors

Beginning in 2007, the Board of Directors invited two of the Company’s most accomplished subsidiary presidents, Katherine Teitel and Joseph Nichter, Jr., to attend meetings of the Board. Ms. Teitel is the President of Hess Mechanical Corporation, and Mr. Nichter is the President of Tri-City Mechanical, Inc. By attending the Board’s meetings, Ms. Teitel and Mr. Nichter provide the directors insight into the Company’s daily operations and current industry trends. As advisors to the Board, Ms. Teitel and Mr. Nichter do not vote on proposals before the Board and do not have a significant policy-making function. The Board intends to rotate these positions regularly so that other operators of the Company will be provided the opportunity to serve as advisors to the Board.

Director Nomination by Stockholders

The Board of Directors will consider director candidates recommended by stockholders for inclusion on the slate of directors nominated by the Board. Any stockholder may submit one candidate for consideration in conformity with the Bylaws and as set forth hereafter under the caption “Stockholder Proposals.” Stockholders desiring to recommend a candidate must submit the recommendation to the Governance and Nominating Committee c/o the Corporate Secretary, Comfort Systems USA, Inc., 777 Post Oak Boulevard, Suite 500, Houston, Texas 77056. If a nominating stockholder is not a record holder, the stockholder must provide the same evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

At the time the nominating stockholder submits the recommendation, the candidate must submit all personal information that the Company would be required to disclose in a proxy statement in accordance with Exchange Act rules. In addition, at that time the candidate must:

•                  Certify that he or she meets the requirements to be: (a) independent under the NYSE’s listing standards and the Board’s Independence Guidelines, (b) a non-management director under Rule 16b-3 of the Exchange Act, and (c) an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations promulgated thereunder by the Internal Revenue Service;

•                  Consent to serve on the Board of Directors, if nominated and elected; and

•                  Agree to complete, upon request, a customary director’s questionnaire.

The Governance and Nominating Committee will evaluate any candidate recommended by a stockholder to determine whether he or she is highly qualified. Particular consideration will be given to those individuals who have substantial achievement in their personal and professional pursuits and whose talents, experience and integrity would be expected to contribute to the best interests of the Company and to long-term stockholder value. Without limitation, the committee recommends individuals who have a general management focus, have specialization in the Company’s principal business activities or finance, have significant experience in issues encountered by public companies and who could contribute to the diversity of the Board. The committee evaluates candidates recommended by stockholders in the same way it evaluates candidates proposed from other sources.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board of Directors by writing to the “Board of Directors, Comfort Systems USA, Inc., 777 Post Oak Boulevard, Suite 500, Houston, Texas 77056.” The Chairman of the Board will review these communications and will determine appropriate steps to handle them. A stockholder wishing to communicate directly with the non-management members of the Board may address the communication to “Non-Management Directors, c/o Board of Directors” at the same address above. These communications will be handled by the Chair of the Audit Committee, who is currently designated to preside at meetings of non-management directors. Finally, communications can be sent directly to individual directors by addressing letters to their individual name, c/o the Board of Directors, at the address listed above.

Director Compensation for 2008

Each director who is not an employee of the Company or one of its subsidiaries receives a quarterly retainer of $7,500 ($8,500 if the director chairs a committee or $10,000 if the director chairs the Audit Committee). Directors receive $3,000 for attendance at each Board meeting, $2,000 for each committee meeting (unless held on the same day as a Board meeting or other committee meeting, in which case the director is only paid for one of the meetings occurring on that date), and $1,000 for each telephonic meeting or telephonic attendance at a meeting. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with Board and committee meetings.

The Company’s Amended and Restated 2006 Equity Compensation Plan for Non-Employee Directors, which was adopted by the Board of Directors and approved by stockholders in May 2008, provides that each non-employee director who continues in office or is first elected at an annual stockholder meeting receives a grant of 5,000 shares of Common Stock, vesting immediately upon grant. The Board has adopted stock ownership guidelines that require directors to own not less than (i) 1,000 shares of stock within ninety days of their initial election as a director; (ii) 10,000 shares by the second anniversary of the director’s election; and (iii) 20,000 shares by the later of November 16, 2010 or the fourth anniversary of the director’s initial election. All directors currently comply with these ownership requirements.

Directors who are employees of the Company or one of its subsidiaries receive no additional compensation for serving as directors. The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during 2008.

Name(1)	Director Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Director Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Darcy G. Anderson	$55,000	$69,850	$0	$0	$0	$124,850
Herman E Bulls	$59,000	$69,850	$0	$0	$0	$128,850
Alan P. Krusi	$54,000	$69,850	$0	$0	$0	$123,850
Franklin Myers	$70,000	$69,850	$0	$0	$0	$139,850
James H. Schultz	$60,000	$69,850	$0	$0	$0	$129,850
Robert D. Wagner, Jr.	$60,000	$69,850	$0	$0	$0	$129,850

(1)                                  Messrs. Murdy and Giardinelli also serve as members of the Board, but as employees of the Company or one of its subsidiaries, receive no additional compensation for their service. Ms. Teitel and Mr. Nichter, as advisors to the Board, receive no compensation for their service.

(2)                                  Represents grants of 5,000 shares of Common Stock subject to immediate vesting. The dollar amount represents the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-based Payment.” For a discussion of valuation assumptions, see Note 14 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

(3)                                  The Company maintains a visiting director’s office for all members of the Board at its headquarters in Houston, Texas. The office is available on a first-come-first-served basis for all directors. In accordance with SEC regulations, perquisites that in the aggregate total less than $10,000 are not required to be disclosed.

PROPOSAL NUMBER 2
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2009, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the year ended December 31, 2008.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2009. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but it still may decide to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and its stockholders.

Relationship with Independent Auditors

The Audit Committee has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2009. Ernst & Young LLP acted as independent auditors for the Company for the year ended December 31, 2008. Fees to the Company and its subsidiaries for professional services rendered by Ernst & Young LLP during 2008 and 2007 were as follows:

Description	2008	2007
Audit Fees	$1,605,081	$1,602,529
Audit-Related Fees	$0	$0
Tax Fees	$33,490	$69,237
All Other Fees	$1,624	$1,624

In 2007 and 2008, services under the caption “Tax Fees” consisted principally of fees related to tax advice; services under the caption “All Other Fees” consisted principally of a subscription to accounting research software.

The Audit Committee has established pre-approval policies and procedures applicable to all services provided by the Company’s independent auditors to the Company, pursuant to which the committee reviews for approval each service expected to be provided by the independent auditors, and is provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the auditors. In 2008, one hundred percent of the fees paid to the Company’s auditors were approved by the Audit Committee. Pre-approvals include pre-approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Any proposed service that would exceed pre-approved cost levels or budgeted amounts also requires pre-approval. Substantive changes in terms, conditions, or fees resulting from changes in the scope, structure or other items regarding pre-approved services will also be pre-approved if necessary. The pre-approvals may include services in categories of audit services (including consultation to support such audits), audit-related services (items reasonably related to the performance of the audit or review of the financial statements), tax services (tax compliance, tax planning, and tax advice), and other services (services permissible under the SEC’s auditor independence rules, typically routine and recurring type services that would not impair the independence of the auditor).

The Board of Directors recommends that

stockholders vote FOR Proposal Number 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of shares of Common Stock as of March 1, 2009 (i) individually by the Chief Executive Officer, each of the other executive officers of the Company in 2008 as named in the Summary Compensation Table (the “Named Executive Officers”) and current directors and nominees of the Company, (ii) by all executive officers and directors of the Company as a group, and (iii) each person known to the Company as reported on schedules filed with the SEC to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner(s)(1)	Shares Owned as of March 1, 2009		Shares Subject to Options Which Are or Will Become Exercisable Prior to April 30, 2009		Total Beneficial Ownership		% of Class(2)
William F. Murdy	323,877	(3)	253,074	(4)	576,951		1.5%
Alfred J. Giardinelli, Jr.	170,616	(5)	7,500	(6)	178,116		*
Thomas N. Tanner	69,079	(7)	68,908	(8)	137,987		*
William George	62,845	(9)	41,408	(10)	104,253		*
James H. Schultz	25,000		60,000	(11)	85,000		*
Herman E. Bulls	12,500		65,000	(12)	77,500		*
Franklin Myers	45,000		20,000	(13)	65,000		*
Brian E. Lane	40,029	(14)	20,566	(15)	60,595		*
Julie S. Shaeff	31,618	(16)	23,754	(17)	55,372		*
Trent T. McKenna	18,195	(18)	26,743	(19)	44,938		*
Robert D. Wagner, Jr.	23,500		20,000	(20)	43,500		*
Alan P. Krusi	12,000		0		12,000		*
Darcy G. Anderson	5,000		0		5,000		*
All executive officers and directors as a group (13 persons)	839,259		606,953		1,446,212		3.7%
Barclays Global Investors, NA.					2,594,835	(21)	6.7%
Barclays Global Fund Advisors
400 Howard Street
San Francisco, CA 94105

Goldman Sachs Asset Management, L.P.					2,250,689	(22)	5.8%
GS Investment Strategies, LLC
32 Old Slip
New York, NY 10005

*	Less than 1%.

(1)	Except as noted, the address of each person is c/o Comfort Systems USA, Inc., 777 Post Oak Boulevard, Suite 500, Houston, Texas 77056.

(2)	Calculated using total outstanding shares as of March 1, 2009, which was 38,608,680.

(3)	Includes 101,375 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(4)

Includes 50,000 options with an exercise price of $2.25; 160,000 options with an exercise price of $3.81; and 29,314 options with an exercise price of $11.94; and 13,760 options with an exercise price of $13.15.

(5)	Includes 1,600 shares of Common Stock held in a trust for Mr. Giardinelli’s children.

(6)	Includes 7,500 options with an exercise price of $1.90.

(7)	Includes 45,518 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(8)

Includes 10,000 options with an exercise price of $3.86; 25,000 options at an exercise price of $4.18; 22,500 options at an exercise price of $6.38; 12,868 options at an exercise price of $11.94; and 6,040 options at an exercise price of $13.15.

(9)	Includes 45,518 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(10)	Includes 22,500 options with an exercise price of $6.38; 12,868 options at an exercise price of $11.94; and 6,040 options at an exercise price of $13.45.

(11)

Includes10,000 options with an exercise price of $3.39; 10,000 options at an exercise price of $2.36; 10,000 options at an exercise price of $7.00; 10,000 options at an exercise price of $6.49; 10,000 options at an exercise price of $12.90; and 10,000 options with an exercise price of $13.51.

(12)

Includes 10,000 options with an exercise price of $2.43; 5,000 options at an exercise price of $4.24; 10,000 options at an exercise price of $4.77; 10,000 options at an exercise price of $7.00; 10,000 options at an exercise price of $6.49; 10,000 options at an exercise price of $12.90; and 10,000 options at an exercise price of $13.51.

(13)	Includes 10,000 options with an exercise price of $12.90 and 10,000 options at an exercise price of $13.51.

(14)	Includes 28,899 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(15)	Includes 3,750 options with an exercise price of $4.18; 5,000 options at an exercise price of $6.38; 8,026 options at an exercise price of $11.94; and 3,790 options at an exercise price of $13.15.

(16)	Includes 16,432 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(17)	Includes 5,000 options with an exercise price of $4.18; 11,250 options at an exercise price of $6.38; 5,103 options at an exercise price of $11.94; and 2,401 options at an exercise price of $13.15.

(18)	Includes 14,947 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(19)	Includes 5,000 options with an exercise price of $6.64; 15,000 options at an exercise price of $6.38; 4,580 options at an exercise price of $11.94; and 2,163 at an exercise price of $13.15.

(20)	Includes 10,000 options with an exercise price of $12.90 and 10,000 options with an exercise price of $13.51.

(21)

Barclays Global Investors, NA reports sole voting power over 1,385,876 shares and sole dispositive power over 1,561,513 shares. Barclays Global Fund Advisors reports sole voting and dispositive power over 1,033,322 shares. Share ownership information is as of December 31, 2008 as reported in a Schedule 13G dated February 6, 2009.

(22)	Share ownership information is as of December 31, 2008 as reported in a Schedule 13G dated February 4, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s Board of Directors has delegated to its Compensation Committee (referred to in this section simply as the “Committee”) the duty of designing and overseeing the Company’s executive compensation program. The Committee is comprised entirely of independent (pursuant to NYSE, SEC, and the Company’s own Independence Guidelines) members of the Board. The Company’s executive compensation program is designed to attract, motivate and retain talented executives so the Company can achieve its best results and maximize stockholder return. The program is rooted in principles of “pay-for-performance,” and all executive and senior officers of the Company are eligible to participate in the same executive compensation plans that are available to the Company’s Chief Executive Officer.

Compensation Philosophy and Objectives

The Committee evaluates each element of the overall executive compensation plan to ensure that it helps meet the Committee’s objectives of

•                  holding cash compensation to a reasonable percentage of the Company’s profits;

•                  holding equity compensation to a reasonable percentage of the Company’s total outstanding stock;

•                  making certain that unnecessary and imprudent risks are avoided; and

•                  minimizing turnover of senior-level Company employees.

Against that backdrop, the Committee’s philosophy is to:

•                  pay competitive levels of salary and total compensation;

•                  link executive pay to Company performance;

•                  align the interests of management with the interests of stockholders; and

•                  reward long-term results.

To achieve these objectives, the Committee implements a “pay-for-performance” philosophy using the guiding principles that: (i) compensation should be incentive-driven, with both a short-term and long-term focus; (ii) a significant portion of pay for senior officers should be “at risk;” (iii) the most significant portion of annual incentive compensation should be tied to the overall performance of the company; and (iv) a portion of annual incentive compensation should be tied to individual performance criteria.

Elements of Compensation

The Company’s executive compensation program consists of five basic elements:

•                  base salary;

•                  annual incentive bonus tied to Company as well as individual performance;

•                  long-term incentives;

•                  health and related benefits; and

•                  perquisites.

While salaries, together with health and related benefits, are designed to provide basic compensation and financial stability to the executives, the purpose of annual cash bonuses is primarily to encourage the executives to focus on the execution of the Company’s business strategy and plan for the current year. Long-term incentives, including equity awards, are designed to align executives’ interests with those of stockholders and thereby (i) strengthen their concern for the welfare of the Company over the longer term and (ii) encourage them to remain with the Company. Unlike annual bonuses, which, as discussed below, focus on short-term Company and individual performance, the equity awards and long-term incentives focus on sustained results and growing stockholder value. Nominal perquisites are determined on an individual basis to attract or retain executives and to enhance morale.

The Committee focuses on allocating compensation among these five elements so as to provide an appropriate mix of (i) short-term incentives and long-term incentives; (ii) cash compensation and equity compensation; and (iii) current compensation and other benefits. The Committee has retained an independent human resources consulting firm, Towers Perrin, to assist it in analyzing pay levels for the Company’s senior officers and executives. Other than work Towers Perrin performs for the Committee, it does not provide any other consulting services for the Company. Although the Committee reviews the pay level of each executive relative to comparable survey data as established by Towers Perrin, it does not maintain specific percentile goals for compensation levels or the relative mix thereof, preferring instead to maintain maximum flexibility with regard to each executive’s pay package. Due to the Company’s unique position in its industry, the Committee believes there are no one-to-one comparables in the broader market; nevertheless, the Committee believes that the Company’s executives are near the 25th percentile of comparable executive compensation based on this data.

Management, led by the CEO, at least annually makes recommendations to the Committee regarding the establishment and modification of compensation packages for individuals in the Company’s senior management. The Committee considers management’s recommendations during its regularly scheduled sessions, and may choose to adopt the recommendations or modify them at the Committee’s sole discretion.

Based in part on the Committee’s consultations with Towers Perrin during 2007 and 2008, the Committee noted an evolving trend away from employment agreements for executive officers. In accordance with its deliberations, the Committee concluded that canceling these agreements is an evolving “best practice.” Accordingly, the Committee requested that all senior management agree to cancel their existing employment contracts. In response, in early 2008, all senior management, including the CEO, voluntarily agreed to cancel their employment contracts with the Company. However, the Committee believes that appropriate assurances should be given to attract and retain senior management and to permit them to focus fully on improving the Company’s operations and long-term success. To provide this assurance, the Committee implemented a modest severance plan that recognizes the relatively more difficult employment transition that occurs upon the termination of employment of higher-paid individuals as well as having the Company enter into a change-in-control agreement with senior management. Since the implementation of these changes, members of senior management serve as at-will employees of the Company without any guaranteed period of employment.

Base Salary

The Committee determines base salary by considering several factors: (i) the executive’s individual experience; (ii) the executive’s previous job performance; and (iii) the executive’s individual skills. Only after weighing the previous three factors does the Committee consider comparable indicators. The Committee uses management’s performance assessments, Company performance, third-party evaluations, and its own analysis of job performance to set each executive’s base salary at least annually. Due to the downturn in the United States economy, management recommended and the Committee agreed to freeze executive salaries for 2009 at 2008 levels.

Annual Incentive Bonus

The Committee has designed an annual executive incentive compensation plan that is cash-based and pays for performance. The annual incentive compensation consists of two distinct elements. In 2008, the principal element of the plan rewarded the achievement of earnings-per-share target thresholds (the “Objective Bonus”). The second smaller element of the plan rewarded the achievement of certain performance metrics individualized for each executive (the “Subjective Bonus”).

At the beginning of each year, the Committee sets specific performance targets related to the Objective Bonus. If these targets are met, executives are remunerated at assigned percentages of base salary on a sliding scale within the range of the target. Once set, the Committee does not adjust the targets related to the Objective Bonus; however, the Committee reserves the right to make adjustments to these targets if it believes that an adjustment is in the best interests of the Company. For 2008, the Objective Bonus threshold was adjusted earnings per share (“EPS”) of $0.85 — an increase of approximately 8% over the Company’s actual 2007 EPS of $0.79, which followed average annual target increases of 16% for the prior four years. If EPS had been lower than the threshold, no Objective Bonus would be paid; if met, the Objective Bonus would be 40% of the individual’s target, which would increase on a straight-line basis to 100% for EPS of $1.00 and 150% for EPS of or exceeding $1.15. The Company’s actual EPS for 2008 was $1.24, resulting in the executives being paid 150% of their targeted Objective Bonus.

Regardless of whether the Company meets the Objective Bonus targets set by the Committee, the annual incentive also has a lesser percentage remuneration based solely on certain Subjective Bonus targets. Management, led by the CEO, assists the Committee in assessing the individualized performance targets set for each of the named executive officers, and the Committee, while taking Management’s recommendations into consideration as well as its own observations, makes a final determination of what percentage of individualized performance targets each Named Executive Officer has achieved on an annual basis.

In 2008, the Committee set the target Objective Bonus for Messrs. Murdy, George, and Tanner at 90% of their respective annual base salaries. Mr. Lane served as a Regional Vice President during 2008, assuming the position of Chief Operating Officer on January 1, 2009. As a Regional Vice President he was included in an operations bonus plan that was based on operating income and cash flow objective measures with no subjective measure. In 2008, Mr. Lane was paid a bonus equal to 125% of his annual base salary. For Ms. Shaeff, the Objective Bonus was set at 30% of her annual base salary. With regard to the Subjective Bonus, each executive is reviewed individually and at the sole discretion of the Committee is awarded a bonus within a set range of potential outcomes based on a percentage of annual base salary. For Messrs. Murdy, George, and Tanner, the range is 0 to 100% of 10% of annual base salary; for Ms. Shaeff, the range is 0 to 100% of 20% of annual base salary. In 2008, Messrs. Murdy, George, and Tanner were each awarded 100% of 10% of their base salaries. Ms. Shaeff received 100% of 20% of her base salary.

The Committee believes that objective measures such as EPS when joined together with an additional component to reflect individual achievement are appropriate measures for annual incentive bonuses because this framework provides the executives with an incentive to achieve favorable current results, while also sustaining long-term growth for the Company and providing the Committee with some flexibility to award outstanding individual performance. In setting objective targets, the Committee reviews management’s recommendations and then considers the Company’s historical performance as well as projections for the industry and other competing companies’ historical performance and projections. Historically the Committee believes that targets have been set at aggressive but sustainable performance measures. In 2008, the Company achieved performance resulting in 150% of the Objective Bonus being awarded; in 2007, 92%; in 2006, 120%; in 2005, 106.5%; and in 2004, 90.7%.

Long-term Incentives

Long-term incentive awards provided by the Company consist of (i) stock options and (ii) performance stock awards (the Company has previously referred to these equity grants as “restricted stock awards,” but the Committee determined that the grants are more accurately referred to as “performance awards”). The Committee has created grants that are performance-based and longevity-based. The Committee designs its long-term incentive awards to ensure that incentive compensation reflects the ongoing profitability of the Company and the performance of the Company’s Common Stock. The Committee believes that these awards promote a long-term view and further align the executives’ interests with those of stockholders.

Stock Options

The Committee believes that stock options serve a valuable purpose in aligning management’s interests with stockholders’ interests. All stock option awards vest over time; as such, they serve as a retention device as well as an incentive for Company performance. The Company generally receives an income tax deduction when an executive exercises a stock option.

The Company has never timed grants of options in coordination with the release of non-public information nor has it timed its release of non-public information for the purpose of affecting the value of executive compensation. In August of 2006, the Committee adopted policies further clarifying its procedures for pricing stock option grants. These policies codified the Company’s past practices and further ensured that stock option grants would continue to be priced on the date of grant. The policies require that all grants are priced as of the closing market price on the date of the Committee’s meeting authorizing the grant or the closing market price on the date that the final signed consent authorizing a grant of equity is received in the Company’s offices. The Committee considers management recommendations when determining the number of options to be granted employees. During 2008, the Committee granted options to the Named Executive Officers. The grants were made and priced equal to the closing price of the Company’s stock on the day the Committee approved the award.

Performance Stock Awards

The Committee makes each of its performance stock awards contingent upon Company performance measures as well as longevity vesting. These awards provide executives with an opportunity to earn shares of Company Common Stock if the Company achieves certain performance metrics and if the executive continues to be employed by the Company during the relevant vesting period.

During 2008, all of the performance stock awards were performance as well as longevity based. The Committee believes that it is appropriate to award performance stock to executives because these awards are complementary to, and therefore provide different incentives than, stock option awards in two respects: first, the shares are only earned if the Company achieves certain performance targets; second, the performance stock awards provide incentive and retention even in a down market so long as the Company continues to meet solid performance metrics. The Committee believes that share price is not always indicative of the Company’s true performance, and the Committee feels that so long as the Company continues to meet certain performance criteria, performance stock awards serve to offset the somewhat unpredictable nature of the Company’s stock price. The Company receives an income tax deduction when an executive recognizes taxable income from performance stock.

All awards in 2008 were granted on a three-year equal vesting schedule, and the awards vest only if the Company meets certain performance requirements prior to each vesting period. Once the Company’s performance threshold is met, the awards vest on a sliding scale from 0 to 100 percent of the portion scheduled to vest of the total award of performance stock based on the Company’s achievement of performance thresholds on a straight-line basis. For example, an executive receiving an award of 3,000 shares could have 1,000 shares vest on the first vesting date, fail to have 1,000 shares vest on the second vesting date, but then the Company could improve performance and have the final 1,000 shares vest based on the Company meeting required performance targets. The Committee chooses performance measures that it believes best capture the elements of Company performance that the senior executive team can most effectively control, and the Committee feels that the chosen performance measures will create greater stockholder value in the long term. The Committee has never amended the performance requirements after an award has been granted. Prior to 2009, dividends were paid on all shares of performance stock prior to vesting. Beginning in 2009, the Committee began to require that dividends be accrued but not paid until vested, and if the performance stock fails to vest, no dividends will be paid. All grants prior to 2009 will continue to pay any earned dividends.

Health and Related Benefits

The Company’s health and related plans include medical, dental, life, disability, eligibility to participate in the Company’s 401(k) retirement plan, and accidental death and dismemberment coverage. The Company’s health and related benefit programs are designed to be competitive with other similarly sized and situated companies. The plans offered to executive officers are offered through broad-based plans applicable to all employees. Within the Company’s 401(k) retirement plan, the Company matches employee’s pre-tax contributions to the plan at a rate of 50% of up to 5% of an employee’s annual pay or up to the maximum allowed contribution pursuant to 401(k) regulations.

Perquisites

The Company provides an extremely limited number of perquisites to certain Named Executive Officers that are not provided to other employees. The Committee has awarded the bulk of these benefits to Messrs. Murdy and Tanner in order to compensate them for having to commute to the Company’s headquarters in Houston, TX. In addition to these specific benefits, the Named Executive Officers are beneficiaries of increased levels of disability coverage that are only available to senior executives of the Company. The Company pays these increased premiums on behalf of the executives. The Company also provides reimbursements for certain fitness, country and professional clubs.

Rule of 75

Beginning in 2008, the Company began issuing equity grants subject to the Rule of 75, which provides that if an executive retires from the Company at a time when the sum of his or her age and his or her years of service at the Company is greater than or equal to 75, then upon the executive’s retirement, the executive will have been deemed to have satisfied the continuous employment requirement for any equity grant to vest. Pursuant to the Rule of 75, all equity grants will continue to vest only if certain performance measures are satisfied, but the requirement that the executive be employed by the Company at the time of vesting will be deemed to be satisfied. The Rule of 75 does not apply to equity grants prior to 2008.

Change-in-Control and Severance Benefits

The Company has provided each of the senior executives with severance as well as change-in-control benefits. These benefits are maintained to help ensure that the Company can retain talented executives as well as ensure that senior executives are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in senior executives’ positions or standing in the Company. The Company believes that these benefits are reasonable and ultimately benefit stockholders.

In 2008, the Committee terminated all executives’ employment agreements and implemented a modest severance plan. In addition to providing outplacement assistance of up to $50,000 and reimbursing former executives’ insurance premiums for continuing COBRA coverage under the Company’s policies for up to 12 months if they do not have insurance coverage available through another employer, the plan provides for the Company’s payment of the following lump-sum amount if an executive’s employment is terminated by the Company without cause (as defined), and not due to death or disability:

•                  Two times current base salary plus bonus (i.e., the greater of the average bonus paid during the last three years or the current annual incentive bonus) for the Chief Executive Officer or the President;

•                  One and one-half times such amounts for the Chief Financial Officer, Chief Operating Officer, or an Executive Vice President;

•                  One times such amounts for the Chief Accounting Officer, Chief Legal Officer or General Counsel, and certain specified Senior Vice Presidents; and

•                  One-half times such amounts for any other employees who have been subject to reporting under Section 16 of the Exchange Act at the Company or otherwise designated by the Committee to participate in the plan, but not at a different participation level.

As part of the Company’s termination of employment agreements, it also entered into change-in-control agreements with certain senior executives. The change-in-control agreements provide for payment to the executive upon a termination resulting in a change-in-control event or upon the executive’s separation from the Company for the twelve-month period following a change-in-control event. These agreements provide for the Company’s payment of the following lump-sum amount to an executive upon a change-in-control event that results in his or her resignation from the Company:

•                  Three times current base salary plus bonus (i.e., the greater of the average bonus paid during the last three years or the current annual incentive bonus) for Mr. Murdy;

•                  Two times such amounts for Messrs. George and Tanner; and

•                  One times such amounts for Mr. Lane and Ms. Shaeff.

See the “Potential Termination Payments Upon Separation or a Change in Control” section later in this proxy statement for further information.

Use of Tally Sheets

The Committee routinely uses tally sheets to assist it in analyzing the Named Executive Officers’ total compensation, including salary, annual incentive compensation, and long-term incentive compensation. These tally sheets present the Committee with average annual values as well as total lifetime payout values related to cash as well as equity compensation in order to make comparisons as to all executives and their respective compensation levels.

Use of Compensation Survey Data—Executive Compensation

The Committee, in consultation with Towers Perrin, attempted to establish a peer group of companies for compensation analysis purposes. However, given the Company’s size and industry, the Committee determined that the proposed peer group of companies for compensation comparison purposes did not provide meaningful guidance to the Committee. As such, the Committee determined to forego a peer group analysis, and instead reviewed a benchmark against general industry companies of similar size when evaluating the Company’s compensation structure. The Company participates in Towers Perrin’s executive compensation database, which was used to develop competitive compensation levels for base salaries, annual incentives and long-term incentives. In order to adjust for size differences among the nearly three hundred companies in the database, a single regression analysis was used to correlate the Company’s annual revenues with that of the other participating companies in the database. The Committee does not attempt to maintain executive compensation at a pre-defined percentile, but the Committee does use the comparative data in an effort to better inform its compensation-related decisions.

Chief Executive Officer Compensation

The Committee meets in executive session to evaluate the Chief Executive Officer’s performance and determines his total compensation. The Committee conducts an assessment of the Chief Executive Officer’s performance as well as an assessment of the Company’s performance, and sets Mr. Murdy’s salary based on the Committee’s assessment of his relative performance. Although the Committee does not attempt to place Mr. Murdy’s pay in any specific percentile of similarly situated executive pay, the Committee believes, based on the Towers Perrin study cited above, that Mr. Murdy is compensated between the 25th to 50th percentile of similarly sized companies. In December 2008, the Committee discussed and indicated it is favorably disposed to grant Mr. Murdy a bonus related to the successful transition of the Chief Executive Officer role upon Mr. Murdy’s future retirement. A condition precedent of the grant would be Mr. Murdy’s active and material cooperation with the Board of Directors in the recruitment and selection of a qualified and acceptable successor candidate. Should the bonus be paid, it would consist of $1,500,000, which amount will be paid in cash or equivalent equity and on a timeline that has yet to be determined.

Stock Ownership Guidelines

In 2007, the Committee voted to substantially increase stock ownership guidelines for executive officers. Previously the Committee had required the ownership of 5,000 or more shares by the third anniversary of an executive’s inclusion in the executive group that had stock ownership requirements. Effective March 31, 2008, the policy requires that within three years of being appointed an executive or other key employee, or being promoted to a position requiring increased ownership, an executive is required to beneficially own Common Stock of the Company, which includes all outstanding vested and unvested options and stock, having a market value or cost basis, whichever is higher, equal to at least the following multiple of his or her base salary (for purposes of calculating this multiple, the actual compensation expense incurred by the Company related to the equity grant is used only if it is greater than the current market value of the equity grant):

Level	Base Salary Multiple
Chief Executive Officer	5
Chief Operating Officer	3
Chief Financial Officer	3
Senior Regional Vice Presidents	2
Chief Accounting Officer	1
General Counsel	1

Impact of Accounting and Tax Treatment on Compensation

The Internal Revenue Code limits the tax deduction that the Company may take for compensation paid to the Chief Executive Officer and the other four most highly compensated Named Executive Officers. The limit is $1 million per executive per year. However, performance-based compensation is excluded from the limitation. To date, all compensation of Named Executive Officers has been fully tax-deductible by the Company, with a small exception related to the Chief Executive Officer’s compensation in 2006, which totaled $130,875, and 2007, which totaled $50,896. The Committee intends that all future cash-based annual incentive bonuses will receive favorable tax treatment. Further, the Company’s stock options and performance restricted stock awards have always qualified as performance-based compensation so that these awards would be deductible by the Company; however, the Committee retains the ability to make payments in one or more of the Company’s compensation programs that may not qualify for tax deductibility under Section 162(m). The Committee believes this ability to exercise discretion is in the best interest of the Company and its stockholders.

Summary of Executive Compensation

The following table includes information regarding the Named Executive Officers’ total compensation during the 2008 fiscal year. For more information about the components of total compensation please refer to the following subsections of the “Compensation Discussion and Analysis” section:

•                  “Base Salary” for information about salary;

•                  “Annual Incentive Bonus” for information about bonus and other non-equity incentives;

•                  “Long-term Incentives” for information about stock and option grants; and

•                  “Health and Related Benefits” and “Perquisites” for all other compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other ($)(5)	Total ($)
William F. Murdy, Chairman of the Board and Chief Executive Officer	2008	$574,250	$0	$849,270	$291,505	$832,663	$0	$32,869	$2,580,557
	2007	$551,250	$0	$471,331	$59,165	$499,619	$0	$22,389	$1,603,754
	2006	$518,750	$0	$452,399	$0	$612,125	$0	$20,269	$1,603,543
William George, Executive Vice President and Chief Financial Officer	2008	$302,500	$0	$308,106	$88,649	$438,625	$0	$6,975	$1,144,855
	2007	$290,000	$0	$227,883	$57,460	$262,838	$0	$6,548	$844,729
	2006	$271,875	$0	$135,035	$33,585	$320,812	$0	$6,421	$767,728
Thomas N. Tanner, Executive Vice President — Corporate Development	2008	$302,500	$0	$308,106	$92,697	$438,625	$0	$33,031	$1,174,959
	2007	$267,875	$0	$227,883	$71,406	$262,838	$0	$31,278	$861,280
	2006	$271,875	$0	$135,035	$54,247	$320,812	$0	$28,800	$810,769
Brian E. Lane, Executive Vice President and Chief Operating Officer	2008	$239,200	$0	$139,757	$56,693	$299,000	$0	$7,058	$741,708
	2007	$230,000	$0	$73,602	$36,564	$216,408	$0	$6,649	$563,223
	2006	$210,000	$0	$23,365	$20,365	$254,705	$0	$6,316	$514,751
Julie S. Shaeff, Senior Vice President and Chief Accounting Officer	2008	$200,250	$0	$102,273	$38,336	$130,163	$0	$5,790	$476,812
	2007	$191,250	$0	$76,316	$31,999	$91,248	$0	$5,088	$395,901
	2006	$177,500	$0	$44,152	$23,543	$99,400	$0	$4,529	$349,124

(1)           Mr. Murdy’s salary was increased from $560,000 to $579,000 on April 1, 2008. Mr. George’s and Mr. Tanner’s salaries were increased from $295,000 to $305,000 on April 1, 2008. Mr. Lane’s salary was increased from $230,000 to $239,200 on April 1, 2008. Ms. Shaeff’s salary was increased from $195,000 to $202,000 on April 1, 2008.

(2)           This amount represents the amortized FAS 123(R) compensation cost recognized by the Company in 2008 for outstanding performance stock grants as of December 31, 2008. The values contained in this column are comprised of awards granted in 2008 and prior years. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2008 fiscal year for a discussion of the relevant assumptions used in calculating the compensation cost. The compensation cost for financial reporting purposes will likely vary from the actual amount the named executive officer receives based on a number of factors, including stock price fluctuations, timing of sale, and variances from valuation assumptions. Although Mr. Murdy’s 2008 performance restricted stock grant is scheduled to vest over three years, a greater than one-third value of the grant is included in this table due to the operation of the Rule of 75, which permits senior executives to unilaterally retire and be excused from tenure-vesting requirements if certain criteria are met. See Section titled “Rule of 75” above.

(3)           This amount represents the amortized FAS 123(R) compensation cost recognized by the Company in 2008 for outstanding option grants as of December 31, 2008. The values contained in this column are comprised of option awards granted in 2008 and prior years. See Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2008 fiscal year for a discussion of the relevant assumptions used in calculating the compensation cost. The compensation cost for financial reporting purposes will likely vary from the actual amount the named executive officer receives based on a number of factors, including stock price fluctuations, timing of sale, and variances from valuation assumptions. Although Mr. Murdy’s 2008 option grant is scheduled to vest over three years, a greater than one-third value of the grant is included in this table due to the operation of the

Rule of 75, which permits senior executives to unilaterally retire and be excused from tenure-vesting requirements if certain criteria are met. See Section titled “Rule of 75” above.

(4)           Reflects incentive compensation based upon certain performance criteria being met. In 2008, Messrs. Murdy, George, and Tanner each received annual incentive compensation consisting of 150% of 90% of their respective annual base salaries as well as 100% of 10% of their respective annual base salaries. Mr. Lane received annual incentive compensation consisting of 125% of his annual base salary. Ms. Shaeff received annual incentive compensation consisting of 150% of 30% of her annual base salary as well as 100% of 20% of her annual base salary.

(5)           The figures set out as “All Other” Compensation for 2008 are comprised of the following:

	Commuting Expenses	Living Allowance		401(k) Match	Membership and Club Dues	Executive Disability & Group Term Life	Fitness(2)
William F. Murdy	$9,296	$5,000	(1)	$5,750	$4,158	$8,692	$0
William George	$0	$0		$5,750	$0	$985	$240
Thomas N. Tanner	$9,455	$15,600		$5,750	$0	$1,986	$240
Brian E. Lane	$0	$0		$5,750	$0	$1,068	$240
Julie S. Shaeff	$0	$0		$5,000	$0	$550	$240

(1)           Reflects estimated amount attributable to Mr. Murdy’s personal and business use of a 1999 GMC Jimmy, which the Company provides for Mr. Murdy’s use while in Houston.

(2)           Reimbursement of health-club dues pursuant to a wellness plan available to all employees in the Company’s corporate headquarters.

Grants of Plan-Based Awards

The following table provides information concerning the Company’s administration of its annual and equity incentive plan during 2008. For further information related to grants of plan-based awards, see the section titled “Long-Term Incentives” and the section titled “Annual Incentive Bonus.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Maximum (#)	Underlying Options (#)	Awards ($/Sh)	Awards ($)(3)
William F. Murdy	3/26/2008	$264,155	$574,250	$832,663	29,270	49,534	41,279	$13.15	$865,197
William George	3/26/2008	$139,150	$302,500	$438,625	13,046	21,744	18,120	$13.15	$379,795
Thomas N. Tanner	3/26/2008	$139,150	$302,500	$438,625	13,046	21,744	18,120	$13.15	$379,795
Brian E. Lane	3/26/2008	$95,680	$239,200	$299,000	8,186	13,643	11,369	$13.15	$238,297
Julie S. Shaeff	3/26/2008	$64,080	$100,125	$130,163	5,184	8,641	7,201	$13.15	$150,930

(1)           The amounts shown reflect the 2008 annual incentive plan awards. In March 2008, our Compensation Committee established target short-term bonus awards, expressed as a percentage of each executive’s 2008 base salary. These awards are based on individual and Company performance targets, which are described in greater detail in the subsection titled “Annual Incentive Bonus.” For purposes of this chart, it is assumed that each executive realizes 100% of the Subjective Bonus regardless of Objective Bonus realization.

(2)           Represents grants of performance stock to the Named Executive Officers on a three-year vesting schedule in equal amounts. The awards vest only if the Company meets certain performance requirements prior to each vesting period. If the Company meets the performance threshold, the awards vest on a sliding scale from 0 to 100 percent of the tranche of shares.

(3)           The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Although Mr. Murdy’s 2008 equity awards are scheduled to vest over three years, a greater than one-third value of the grant is included in this table due to the operation of the Rule of 75. See Section titled “Rule of 75” above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised stock options and unvested performance restricted stock held at December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
William F. Murdy	160,000		$3.8125	6/28/2010			101,375	$1,075,589
	50,000		$2.25	9/24/2011	—	—
	14,657	29,313	$11.94	3/28/2017
		41,279	$13.15	3/26/2018
William George	22,500	7,500	$6.38	5/18/2015			45,518	$482,946
	6,434	12,868	$11.94	3/28/2017	—	—
		18,120	$13.15	3/26/2018
Thomas N. Tanner	10,000		$3.86	3/21/2012			45,518	$482,946
	25,000		$4.18	11/19/2013
	22,500	7,500	$6.38	5/18/2015	—	—
	6,434	12,868	$11.94	3/28/2017
		18,120	$13.15	3/26/2018
Brian E. Lane	3,750		$4.18	11/19/2013			28,899	$306,618
	5,000	5,000	$6.38	5/18/2015	—	—
	4,013	8,026	$11.94	3/28/2017
		11,369	$13.15	3/26/2018
Julie S. Shaeff	5,000		$4.18	11/19/2013			16,432	$174,344
	11,250	3,750	$6.38	5/18/2015	—	—
	2,552	5,103	$11.94	3/25/2017
		7,201	$13.15	3/26/2018

(1)                                  Mr. Murdy’s 29,313 unexercisable options are scheduled to vest on April 1, 2009 and 2010 in equal amounts; Mr. Murdy’s 41,279 unexercisable options are scheduled to vest on May 15, 2009, April 1, 2010 and 2011 in equal amounts. Mr. George’s 7,500 unexercisable options are scheduled to vest on May 18, 2009; Mr. George’s 12,868 unexercisable options are scheduled to vest on April 1, 2009 and 2010 in equal amounts; Mr. George’s 18,120 unexercisable options are scheduled to vest on May 15, 2009, April 1, 2010 and 2011 in equal amounts. Mr. Tanner’s 7,500 unexercisable options are scheduled to vest on May 18, 2009; Mr. Tanner’s 12,868 unexercisable options are scheduled to vest on April 1, 2009 and 2010 in equal amounts; Mr. Tanner’s 18,120 unexercisable options are scheduled to vest on May 15, 2009, April 1, 2010 and 2011 in equal amounts. Mr. Lane’s 5,000 unexercisable options are scheduled to vest on May 18, 2009; Mr. Lane’s 8,026 unexercisable options are scheduled to vest on April 1, 2009 and 2010 in equal amounts; Mr. Lane’s 11,369 unexercisable options are scheduled to vest on May 15, 2009, April 1, 2010 and 2011 in equal amounts. Ms. Shaeff’s 3,750 unexercisable options are scheduled to vest on May 18, 2009; Ms. Shaeff’s 5,103 unexercisable options are scheduled to vest on April 1, 2009 and 2010 in equal amounts; Ms. Shaeff’s 7,201 unexercisable options are scheduled to vest on May 15, 2009, April 1, 2010 and 2011 in equal amounts.

(2)                                  The performance restricted stock grants for each of the Named Executive Officers are subject to vest only if the Company achieves certain one-year performance measures as well as a three-year trailing average performance measure. These performance restricted stock grants are more fully described in the subsection titled “Performance Stock Awards” in the “Long-term Incentives” section of the Compensation Discussion and Analysis.

Option Exercises and Stock Vested

The following table provides information on option exercises and stock vested in 2008 related to the Named Executive Officers and the resulting value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
William F. Murdy	240,000	$2,473,567	83,792	(3)	$1,086,417
William George	10,000	$122,445	23,556		$261,862
Thomas N. Tanner	40,000	$422,111	23,556		$261,862
Brian E. Lane	0	$0	10,442		$113,037
Julie S. Shaeff	0	$0	8,479		$87,644

(1)          The value realized on the exercise of stock options is the difference between the market price of the Company Common Stock at the time of exercise and the exercise price of the option.

(2)          The value realized on the vesting of stock awards is the market price at closing of the Company’s Common Stock at the time of vesting.

(3)          The value reflected for Mr. Murdy related to “Value Realized on Vesting” is greater than the actual number of shares vested in 2008. This is because of the operation of the Rule of 75. See Section titled “Rule of 75” above. If the Rule of 75 is excluded, the total number of shares would have been 34,258 and the total value realized on vesting would have been $435,045.

Potential Termination Payments Upon Separation or a Change in Control

Prior to March 26, 2008, the Company had included change-in-control and severance arrangements in the employment agreements with Messrs. Murdy, George, Tanner and Lane, as well as Ms. Shaeff. On March 26, 2008, the Compensation Committee concluded its plan to rationalize all executive employment arrangements by requesting that all Named Executive Officers relinquish their rights pursuant to their employment agreements. As consideration, the Committee enacted a Senior Executive Severance Policy and entered into a change-in-control agreement with each executive.

The following table provides the lump-sum payments that would have been made to the Named Executive Officers if their employment had been terminated on December 31, 2008:

	For Cause ($)	Death ($)(1)	Disability ($)	Without Cause ($)(2)
William F. Murdy	$0	$579,000	$579,000	$2,857,524
William George	$0	$305,000	$305,000	$1,149,858
Thomas N. Tanner	$0	$305,000	$305,000	$1,155,366
Brian E. Lane	$0	$239,200	$239,200	$576,048
Julie S. Shaeff	$0	$202,000	$202,000	$365,229

 (1)                               The company maintains life insurance for each of the Named Executive Officers in an amount equal to the sum of the Named Executive Officer’s annual base salary. The death benefit contained in the severance policy is paid net of insurance proceeds.

(2)                                  The following amounts are included in the total for each executive as an estimate of one year of COBRA payments made by the Company on behalf of the named executive officer over the twelve month period following termination. Mr. Murdy — $9,198; Mr. George — $9,421; Mr. Tanner — $14,929; Mr. Lane — $12,848; and Ms. Shaeff — $8,066. These COBRA reimbursements would be made by the Company to the named executive officer, and they would cease if the named executive officer obtained other insurance coverage. In no event would these COBRA reimbursements exceed twelve months. The total amount also reflects an estimate of $25,000 for outplacement services, which services are provided for in the policy, and are not to exceed $50,000.

The following table provides the lump-sum payout and value of early vesting equity that would have been received by the Named Executive Officers if their employment had been terminated as a result of a change in control occurring on December 31, 2008:

	Cash(1)	Value of Early Vesting Equity(2)		Excise Tax Gross Up	Total Value
William F. Murdy	$4,234,989	$787,822	(3)	$0	$5,022,811
William George	$1,487,250	$635,960		$0	$2,141,210
Thomas N. Tanner	$1,487,250	$635,960		$0	$2,141,210
Brian E. Lane	$538,200	$576,504		$0	$1,114,704
Julie S. Shaeff	$332,163	$241,179		$0	$573,342

(1)                                  Assumes a change in control event occurring on December 31, 2008. Includes payments made as reimbursements for COBRA for a one-year period after the change in control event; these payments would be made as reimbursements by the Company to the Named Executive Officer, and would cease if the Named Executive Officer obtained other insurance coverage. Although the total COBRA reimbursement could be less than the amount used in the table, it cannot exceed the number used in the table.

(2)                                  The amounts included in the “Value of Early Vesting Equity” column represent the full fair value of currently unvested equity awards vesting early upon a change in control as computed in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)                                  The value reflected in Mr. Murdy’s column is less than the actual number of shares that would have vested due to a change in control on December 31, 2008. This is because the number has been calculated in accordance with Statement of Financial Accounting Standards No. 123(R) and because of the operation of the Rule of 75. See Section titled “Rule of 75” above. If the Rule of 75 is excluded, the total value realized on early vesting would have been $1,412,030.

Equity Compensation Plan Information

The following table sets forth information about the Company’s equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,696,471	(1)	$6.39	(2)	2,691,113
Equity compensation plans not approved by security holders
Total	1,696,471				2,691,113	(3)

(1)                                  Includes 332,179 shares of performance stock that have been granted but remain unvested as of December 31, 2008.

(2)                                  Shares of unvested restricted stock are not factored into this average.

(3)                                  2,421,113 shares of which are part of a fungible share plan, which means that each share granted that is not an option and/or SAR is counted against the plan as one and six-tenths (1.6) shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, the committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in the Company’s 2009 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee.

Members of the Compensation Committee

Darcy G. Anderson (Chair) Herman E. Bulls Alan P. Krusi Franklin Myers

The preceding “Compensation Committee Report” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. The committee is made up solely of independent directors, as defined in the applicable NYSE and SEC rules, and it operates under a written charter, amended and effective as of May 2005 and approved by the Board of Directors, which is available on the Company’s website at http://www.comfortsystemsusa.com.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the audited financial statements in the Annual Report with management. The discussion explored the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of each of the key disclosures in the financial statements.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and with the Company’s independent auditor, Ernst & Young LLP, the audited financial statements of the Company for the fiscal year ended December 31, 2008. The committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), relating to the conduct of the audit. The Audit Committee also has discussed with Ernst & Young LLP, the auditors’ independence from the Company and its management, including the matters in the written disclosures the committee received from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets regularly with the external auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the content and quality of the Company’s financial reporting. Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 and for filing with the SEC.

Members of the Audit Committee

Franklin Myers (Chair) Alan P. Krusi James H. Schultz Robert D. Wagner, Jr.

The preceding “Report of the Audit Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

OTHER INFORMATION

Compensation Committee Interlocks and Insider Participation

Messrs. Anderson, Bulls, Krusi, Myers, and Schultz, none of whom is or was an officer or employee of the Company or any of our subsidiaries from 2005 through 2008, served on the Compensation Committee during 2008. Mr. Schultz served on the committee only during the first quarter of 2008. None of the Company’s executive officers serves on the board of directors or compensation committee, or any other committee serving an equivalent function, of another company that employs any member of the Company’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2008, all directors, officers, and beneficial holders of more than 10% of any class of equity securities of the Company complied with all filing requirements, except it was determined that Mr. Murdy’s Form 4, noting a charitable gift of Company shares in June 2008 was not prepared and filed by the Company with the SEC in a timely manner.

Householding of Stockholder Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in the same household unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of either document to any stockholder upon request by writing to the Company at the following address: Comfort Systems USA, Office of the General Counsel, 777 Post Oak Blvd., Suite 500, Houston, Texas 77056 or upon oral request directed to the Company’s Office of the General Counsel at (713) 830-9600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact the stockholder’s bank, broker, or other nominee record holder, or contact the Company by writing to the above address or by oral request at the above telephone number.

Certain Relationships and Related Transactions

See the section above titled “COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION” for other information required to be disclosed here.

Stockholder Proposals

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials for the 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the stockholder proposals must be received by the Company at its principal executive offices on or before December 17, 2009.

Under the Company’s current Bylaws, proposals of business and nominations for directors other than those to be included in the Company’s proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the Bylaws. In accordance with the Company’s Bylaws, a proposal submitted for consideration at the 2010 Annual Meeting of Stockholders will be considered untimely if it has not been received by the Company at its principal executive offices by the close of business on the 60th day prior to the first anniversary of the 2009 Annual Meeting of Stockholders. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

Other Business

The Company’s Board of Directors knows of no business to be brought before the Annual Meeting that is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable, subject to the NYSE’s rules on the exercise of discretionary authority.

Form 10-K and Annual Report to Stockholders

A copy of the Company’s Annual Report to Stockholders, which includes the Annual Report on Form 10-K, filed with the SEC, accompanies this proxy statement.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF EIGHT DIRECTORS FOR TERMS EXPIRING AT THE 2010 ANNUAL MEETING; William F. Murdy Darcy G. Anderson Herman E. Bulls Alfred J. Giardinelli, Jr. Alan P. Krusi Franklin Myers James H. Schultz Robert D. Wagner, Jr. 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009. You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying proxy statement, and the Annual Report of Comfort Systems USA, Inc., which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is hereby acknowledged. PLEASE COMPLETE, SIGN, AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SYSTEMS USA, INC. May 15, 2009 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” ON PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 20830000000000000000 4 051509 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2009.comfortsystemsusa.com

ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SYSTEMS USA, INC. May 15, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2009.comfortsystemsusa.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF EIGHT DIRECTORS FOR TERMS EXPIRING AT THE 2010 ANNUAL MEETING; William F. Murdy Darcy G. Anderson Herman E. Bulls Alfred J. Giardinelli, Jr. Alan P. Krusi Franklin Myers James H. Schultz Robert D. Wagner, Jr. 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009. You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying proxy statement, and the Annual Report of Comfort Systems USA, Inc., which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is hereby acknowledged. PLEASE COMPLETE, SIGN, AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” ON PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 051509 FOR AGAINST ABSTAIN

0 14475 COMFORT SYSTEMS USA, INC. ANNUAL MEETING OF STOCKHOLDERS Solicited by the Board of Directors of Comfort Systems USA, Inc. The undersigned hereby appoints William F. Murdy and Trent T. McKenna, and each of them individually, as proxies with full power of substitution, to vote, as designated on the reverse, all shares of Common Stock of Comfort Systems USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 15, 2009, or at any adjournment or postponement thereof. ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR ALL NOMINEES” ON PROPOSAL 1 AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THIS PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. ANY EXECUTED PROXY WHICH DOES NOT DESIGNATE A VOTE SHALL BE DEEMED TO GRANT AUTHORITY FOR ANY ITEM NOT DESIGNATED. (Continued and to be signed on the reverse side)